Exhibit (e)(9)

RHÔNE POULENC RORER INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In recognition of the valuable services provided to Rhône-Poulenc Rorer Inc. (“RPR “) by its executive employees, the Board of Directors wishes to provide additional retirement benefits to those individuals. It is the intent of the Company to provide these benefits under the terms and conditions hereinafter set forth. This Plan is intended to be a non-qualified supplemental retirement plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts II, III and IV of Title I of ERISA. The Plan is hereby restated, effective as of September 7, 1997, or as otherwise specifically stated herein or as otherwise required by applicable law, to incorporate amendments adopted subsequent to the last restatement of the Plan through February 4, 2003.

ARTICLE 1

Definitions

1.1           “Actuarial Equivalence” means a benefit of equal actuarial value as determined in accordance with the assumptions and methods used for determining actuarial equivalence under the Pension Plan of Rhône-Poulenc Rorer Inc.

1.2           “Administrator” means a committee of the CEO and RPR’s Senior Vice President -Human Resources who shall administer the Plan.

1.3           “Beneficiary” shall mean the beneficiary (or contingent beneficiary in the event that the primary beneficiary does not survive the Participant) designated by the Participant to receive any portion of the Supplemental Benefit payable upon the death of the Participant, as designated in \\oTiting on a form supplied by the Administrator.

1.4           “Board” means the Board of Directors of RPR.

1.5           “CEO” means the Chief Executive Officer of RPR.

1.6           “Change in Control” means (a) any person (except an Employee, the Employee’s affiliates and associates, the Company, any subsidiary of the Company, Rhône Poulenc S.A. (“RP”), any employee benefit plan of the Company or of any subsidiary of the Company or of RP, or any person or entity organized, appointed or established by the Company or RP for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, in the aggregate of more than 50% of (i) the value of the outstanding equity or combined voting power of the then outstanding voting securities of RP entitled to vote generally in the election of directors or (ii) the fair market value of the assets of RP; or (b) at such time as RP no longer owns, directly or indirectly, more than 50% of the outstanding equity or combined voting power of the then outstanding voting securities of RPR entitled to vote generally in the election of directors, whether by sale, exchange or reorganization, any person (except the Employee, the Employee’s affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, in the aggregate of more than 50%, if acquired from RP, or 30% or more, if not acquired from RP nor in a transaction initiated by RPR (with RPR having the burden to demonstrate that a transaction was initiated by it), of (i) the value of the outstanding equity or combined voting power of the then outstanding voting securities of RPR entitled to vote generally in the election of directors or (ii) the fair market value of the assets of RPR.

1.7           “Company” means RPR and each of its subsidiaries designated by the Board, which has elected to cover its Employees hereunder by resolution of its board of directors.

1.8           “Compensation” means the total base salary and annual incentive compensation paid to a Participant by the company in any Plan Year including the amount of any such compensation deferred under a plan maintained by the Company pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended or otherwise.

1.9           “Compensation Committee” means the Compensation Committee of the Board.

1.10         “Early Retirement” shall mean the retirement of a Participant prior to Normal Retirement on such date as is approved by the Compensation Committee on or after the date the Participant attains age 55 and begins to receive a benefit under the Company’s qualified defined benefit retirement plan.

1.11         “Effective Date” means September 1, 1997.

1.12         “Employee” means any executive employee of the Company employed on a regular, full-time basis who is a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.13         “Employment Commencement Date” shall mean the first day on which an individual became an Employee. Notwithstanding the foregoing, if any interruption of employment occurred after the date described in the preceding sentence, then the Employment Commencement Date shall be the first day on which the individual became an Employee after the most recent such interruption of the employment relationship between the Employee and the Company unless the Compensation Committee specifies an earlier date.

1.14         “Employment Termination Date” shall mean the date on which the active employment of the Employee by the Company is terminated.

1.15         “Final Average Compensation” shall mean the average of the Participant’s Compensation for the five Plan Years (or the number of complete Plan Years if less than five) out of the last ten that produce the highest average.

1.16         “Normal Retirement” shall mean the retirement of a Participant on or after the date the Participant attains age 60 and begins to receive a benefit under the Company’s qualified defined benefit retirement plan.

1.17         “Participant” means any Employee who satisfies the eligibility requirements set forth in Article 2. In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian.

1.18         “Plan” means the Rhône-Poulenc Rorer Inc. Supplemental Executive Retirement Plan as set forth herein and as it may be amended from time to time.

1.19         “Plan Year” means each calendar year during which the Plan is in effect.

1.20         “Retirement Plan Benefits” shall mean the amount of benefit provided to the Participant in the form of an annuity that is the Actuarial Equivalent from any defined benefit retirement plan maintained by or contributed to by the Company; provided, however, that in the event that a Supplemental Benefit is to be paid prior to Normal Retirement the amount of “Retirement Plan Benefits” shall be an early benefit that is Actuarially Equivalent to the Normal Retirement benefit.

Effective January 1, 2001, “Retirement Plan Benefits” shall mean a single life annuity amount that is the Actuarial Equivalent of the amount of all benefits provided to the Participant (1) from any qualified or non-qualified defined benefit retirement plan maintained by or contributed to by the Company, except for Health Savings Account benefits, and (2) with respect to qualified or non-qualified performance sharing contributions by the Company; provided, however, that in the event that a Supplemental Benefit is to be paid prior to Normal Retirement the amount of “Retirement Plan Benefits” shall be an early benefit that is Actuarially Equivalent to the Normal Retirement benefit.

Effective February 4, 2003, “Retirement Plan Benefits” shall mean a single life annuity amount that is the Actuarial Equivalent of the amount of all benefits provided to the Participant (1) from any qualified or non-qualified defined benefit retirement plan maintained by or contributed to by the Company, except for Health Savings Account benefits and the Aventis Inc. Supplemental Executive Retirement Plan dated February 4, 2003, and (2) with respect to qualified or non-qualified performance sharing contributions by the Company; provided, however, that in the event that a Supplemental Benefit is to be paid prior to Normal Retirement the amount of “Retirement Plan Benefits” shall be an early benefit that is Actuarially Equivalent to the Normal Retirement benefit.

1.21         “Supplemental Benefit” means a supplemental retirement benefit calculated under Article 3 as of any date of reference.

1.22         “Year of Service” shall mean the twelve-month period beginning on the Employee’s Employment Commencement Date and on each anniversary thereof and ending on the Employee’s Employment Termination Date; provided, however, that an Employee’s Years of Service prior to the Effective Date shall be taken into account only if so specified for the Employee by the Board. Periods of service equal to six months or more shall be rounded up to equal an additional Year of Service. All other service shall be disregarded.

ARTICLE 2

Eligibility

2.1           Any Employee on the Effective Date who is recommended to be a Participant by the CEO and approved by the Compensation Committee shall be a Participant in the Plan as of the Effective Date.

2.2           An individual who becomes an Employee after the Effective Date and who thereafter is recommended to be a Participant by the CEO and approved by the Compensation Committee shall become a Participant in the Plan as of such future date as is specified by the Compensation Committee.

ARTICLE 3

Supplemental Benefit

3.1           Subject to the provisions of Section 4.5, the Supplemental Benefit of a Participant shall be an annual amount equal to (i) less (ii) where:

(i) is the sum of (A) 2% multiplied by the Participant’s Final Average Compensation up to $400,000, (B) 1.8% multiplied by the Participant’s Final Average Compensation in excess of $400,000 up to $800,000 and (C) 1.6% multiplied by the Participant’s Final Average Compensation in excess of $800,000, multiplied by the Participant’s Years of Service (to a maximum of 25); and

(ii) is the amount of the Participant’s Retirement Plan Benefits;

provided, however, that the formula for determining the portion of the Supplemental Benefit due under clause (i) may be modified in the manner specified on Exhibit A hereto for a particular Participant. All rights of that Participant hereunder shall be determined on the basis of such modification.

3.2           A Participant’s right to a Supplemental Benefit pursuant to Section 3.1 shall be non-forfeitable if, prior to an Employment Termination Date, the Participant completes at least five Years of Service or incurs a disability that qualifies the Participant for benefits under the Company’s Long Term Disability Plan or a Change of Control occurs.

3.3           If a Participant dies before beginning to receive a Supplemental Benefit, the Participant’s Beneficiary shall be entitled to receive payment of a Supplemental Benefit as provided in Section 4.4.

3.4           Notwithstanding any other provision of the Supplemental Plan to the contrary, if a Participant is transferred to the employment of an affiliate of RPR that has not adopted the Plan (“non-covered employment”), upon the approval of the Compensation Committee, (i) any Supplemental Benefit to which such

Participant would be entitled under the Plan may be increased by treating such Participant’s non-covered employment as if it were service covered by the Plan and by aggregating such service with such Participant’s other service covered by the Plan; provided, however, that, in such event, the Participant’s Supplemental Benefit determined under Section 3.1 shall be calculated by taking into account under clause (ii) the benefit due under any pension plan of the affiliate that is based upon such Participant’s non- covered employment, (ii) the liability for the Supplemental Benefit under this Plan may be transferred to any similar plan of the affiliate, (iii) the Supplemental Benefit under this Plan may be canceled in favor of a plan of the affiliate that provides a benefit that is equal to or greater than the Supplemental Benefit payable under this Plan at the time of the transfer, or (iv) the Supplemental Benefit under this Plan may be frozen and paid when the Participant reaches Normal Retirement or Early Retirement after transferring to the employ of the affiliate.

ARTICLE 4

Distribution of Supplemental Benefit

4.1           Except as provided in Section 4.2, a Participant’s Supplemental Benefit shall be paid on a monthly basis, i.e., by dividing the annual Supplemental Benefit by 12.

A Participant’s Supplemental Benefit shall begin to be paid at Normal Retirement; provided, however, that in the event that a Participant incurs an Employment Termination Date prior to Normal Retirement, the Board may permit the Participant to receive the Supplemental Benefit on an Early Retirement date, reduced to its Actuarial Equivalent on account of commencement prior to Normal Retirement. A Participant shall file a written notice with the Administrator to receive the Supplemental Benefit due pursuant to the terms of Article 3 hereof in the manner provided by the Administrator. The form in which the Participant’s Supplemental Benefit is paid shall be the same as is provided under the Company’s qualified retirement plan to the Participant.

4.2           If the Actuarial Equivalent present value of the Supplemental Benefit under the Plan, as reasonably determined by the Company, does not exceed $10,000, then the Company shall pay an amount equal to such present value to the Participant or other person entitled thereto, such payment to be made as soon as practicable after the Participant’s Employment Termination Date or after the Participant dies (in the case of a Beneficiary).

4.3           If a Participant dies after beginning to receive a Supplemental Benefit, any further payments shall be made based only on the form of Supplemental Benefit then being paid to the Participant.

4.4           If a Participant dies prior to beginning to receive a Supplemental Benefit, the Participant’s Beneficiary, if the Participant’s surviving spouse, shall be entitled to receive a survivor benefit equal to fifty percent of the Supplemental Benefit due to the Participant from this Plan for the life of the spouse commencing on the date the Participant would have attained Normal Retirement unless the Compensation Committee specifies an earlier date, in which case the Supplemental Benefit shall be Actuarially Equivalent on account of early commencement. If the Participant’s Beneficiary is not the Participant’s surviving spouse, the Beneficiary shall receive in a single lump sum payment, as soon as practicable, the Actuarial Equivalent present value, as determined by the Company, of the Supplemental Benefit that would have been paid to a surviving spouse equal in age to the Participant.

ARTICLE 5

Funding

5.1           The Board may, but shall not be required to, authorize the establishment of a trust by the Company to serve as the funding vehicle for the benefits described herein. In any event, the Company’s obligations hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Company.

ARTICLE 6

Administration and Discretionary Duties

6.1           The Administrator shall have full power and authority to interpret and administer this Plan and to make factual determinations and the Administrator’s actions in doing so shall be final, conclusive and binding on all persons interested in the Plan. The Administrator may from time to time adopt rules and regulations governing this Plan.

6.2           The Administrator may designate other persons to carry out such of the responsibilities hereunder for the operating and administration of the Plan as the Administrator deems advisable and delegate to the persons so designated such of the powers as the Administrator deems necessary to carry out such responsibilities. Such designation and delegation shall be subject to such terms and conditions as the Administrator deems necessary or proper. Any action or determination made or taken in carrying out responsibilities hereunder by the persons so designated by the Administrator shall have the same force and effect for all purposes as if such action or determinations had been made or taken by the Administrator.

6.3           All expenses incurred by the Administrator in the operation and administration of the Plan shall be paid by the Company. The Administrator shall receive no compensation solely for services in carrying out any responsibility hereunder.

6.4           The Administrator shall use ordinary care and diligence in the performance of his or her duties. The company shall indemnify and defend the Administrator against any and all claims, loss, damages, expense (including reasonable counsel fees), and liability arising from any action or failure to act, except when the same is due to the gross negligence or willful misconduct of the Administrator.

6.5           Any action required of the Company, the Compensation Committee or the Board under the Plan, or made by the CEO or Administrator acting on their behalf, shall be made in such person’s sole discretion, not in a fiduciary capacity and need not be uniformly applied to similarly situated persons. Any such action shall be final, conclusive and binding on all persons interested in the Plan.

ARTICLE 7

Amendment

7.1           The Board, by written resolution, shall have the right to amend or modify the Plan at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce a Participant’s Supplemental Benefit for any Participant who is participating in the Plan nor the payment due to a terminated Participant or Beneficiary at the time the amendment is adopted.

ARTICLE 8

Termination

8.1           Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Board, by written resolution, shall have the right at any time to discontinue the Plan; provided, however, that the termination shall not operate to reduce the Supplemental Benefit for any Participant who is participating in the Plan nor the payment due to a terminated Participant or Beneficiary at the time the termination is approved.

ARTICLE 9

Miscellaneous

9.1           Nothing contained herein (i) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled to as an Employee or (ii) shall be construed as conferring upon an Employee the right to continue in the employ of the Company as an executive or in any other capacity.

9.2           Any amounts payable by the Company hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for its Employees.

9.3           The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Company.

9.4           The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

9.5           The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In addition, a Participant’s rights hereunder are not subject, in any manner, to attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

9.6           Neither the Company nor any member of the Board, or the Administrator shall be responsible or liable in any manner to any Participant or any person claiming through the Participant for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.

9.7           This Plan sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except as provided in Articles 7 and 8.

ARTICLE 10

Claims Procedure

10.1         Each Participant or Beneficiary believing himself or herself eligible for a Supplemental Benefit under the Plan shall apply for such benefits by completing and filing with the Administrator an application for benefits on a form supplied by the Administrator. In the event that any claim for benefits is denied in whole or in part, the Participant or Beneficiary whose claim has been so denied shall be notified of such denial in writing by the Administrator. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant or Beneficiary of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:

(a) The Participant or Beneficiary whose claim has been denied shall file with the Administrator a notice of desire to appeal the denial. Such notice shall be filed within 60 days of notification by the Administrator of claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Administrator shall consider the merits of the claimant’s Written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Administrator shall deem relevant.

( c) The Administrator shall ordinarily render a determination upon the appealed claim within 60 days after receipt which determination shall be accompanied by a written statement as to the reasons therefore. However, in special circumstances, the Administrator may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to commencement of the extension. The determination so rendered shall be binding upon all parties.

AVENTIS INC.

		By:	/s/ SUSAN B. KETTERMAN

ATTEST

By:	/s/ OWEN K. BALL, JR.